Exhibit 99.1

Blueknight Announces Second Quarter 2019 Results

Second Quarter Highlights

•	Net income of $3.4 million, operating income of $7.2 million and Adjusted EBITDA of $15.1 million

•	Asphalt terminalling services operating margin, excluding depreciation and amortization, of $13.8 million, negatively impacted year-over-year by severe weather and the July 2018 asset divestiture

•	Crude oil terminalling services operating margin, excluding depreciation and amortization, of $3.3 million driven by significant throughput and more leased storage, higher year-over-year by 153% and 44%, respectively

•	Higher operating margin in crude oil pipeline services primarily due to a 60% increase in volumes from prior year

•	On track to achieve 2019 financial targets with distribution coverage of 1.11 times and leverage ratio of 4.6 times for first half 2019

TULSA - August 7, 2019 - Blueknight Energy Partners, L.P. (“BKEP” or the “Partnership”) (Nasdaq: BKEP and BKEPP) today announced its financial results for the three and six months ended June 30, 2019. Net income was $3.4 million for the second quarter of 2019, as compared to net income of $1.8 million for the same period in 2018. Second quarter 2019 net income was impacted by a $1.1 million push-down impairment of Cimarron Express Pipeline, LLC comprised of an updated final cost estimate of $0.7 million and accrued interest during the quarter of $0.4 million. Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) was $15.1 million for the three months ended June 30, 2019, as compared to $15.4 million for the same period in 2018. The year-over-year decrease was primarily due to the July 2018 asset divestiture of three asphalt facilities which contributed $2.4 million of EBITDA in the second quarter of 2018 and severe weather impacting the Blueknight asphalt facilities in 2019, which was partially offset by strong operations across the crude oil businesses.

“Despite experiencing heavy rainfall and flooding at several of our asphalt facilities, we were able to minimize the impact and still deliver strong results, which was underpinned by another great quarter in our crude oil business. Our solid performance, notwithstanding the harsh weather, highlights the strengths of our geographic and asset diversity,” said Mark Hurley, Chief Executive Officer. “I am happy to report that all six asphalt facilities impacted by the floods this year are back in operation, and the team did a superb job preparing for the events and acting swiftly to minimize the financial impact, which we believe to be approximately $1.5 million net of insurance in 2019, including $0.3 million incurred in the second quarter.

“As we reflect on our strategic priorities, we are very pleased with our financial metrics for the first half of the year with distribution coverage of 1.11 times and leverage ratio of 4.6 times. As we head into stronger months for our asphalt operations, we remain confident in achieving our 2019 financial targets. With our financial profile and underlying businesses stabilizing, we have renewed focus on exploring growth and strategic opportunities to unlock value within our business,” added Hurley.

SEGMENT RESULTS

Asphalt Terminalling Services. Total operating margin, excluding depreciation and amortization, decreased $2.9 million for the three months ended June 30, 2019, as compared to the same period in 2018. Of the year-over-year decrease, $2.4 million was due to the sale of three asphalt facilities in July 2018 and $0.3 million was related to the flood in 2019, net of insurance.

Crude Oil Terminalling Services. Total operating margin, excluding depreciation and amortization, increased for the three months ended June 30, 2019, compared to the same period in 2018 due to an increase in rented storage capacity and throughput. Average contracted storage capacity was 5.9 million barrels and average throughput was 91 thousand barrels per day, an increase of 44% and 153%, respectively, versus the same period in 2018. The year-over-year increase was driven by more demand from crude oil blending and segregation opportunities along with executing short-term contracts during the quarter. As of August 1, 2019, approximately 5.8 million barrels of crude oil storage were under service contracts.

Crude Oil Pipeline Services. Average pipeline throughput for the second quarter of 2019 was 32 thousand barrels per day, an increase of 60% compared to the same period in 2018. Most of the increase in throughput was due to restoring a second

Oklahoma pipeline to full service in July 2018, bringing total pipeline capacity to 50 thousand barrels per day. As a result, crude oil pipeline services operating margin, excluding depreciation and amortization, for the three months ended June 30, 2019 was $0.9 million higher than the same period in the prior year.

Crude Oil Trucking Services. Average volumes increased 4% for the three months ended June 30, 2019, as compared to the three months ended June 30, 2018. Operating margin, excluding depreciation and amortization, increased by $0.3 million in the second quarter of 2019 compared to the same period last year. The increase in operating margin was driven by higher volumes from producers to service our two Oklahoma pipelines.

BALANCE SHEET AND CASH FLOW
For the three months ended June 30, 2019, distributable cash flow was $8.1 million, as compared to $8.0 million for the same period in 2018. Based on the Partnership’s most recent distribution announcement, distribution coverage was 1.00 times for the second quarter of 2019 versus 0.82 times for the same period in 2018. Net capital expenditures for the second quarter of 2019 were $3.4 million, which included $3.1 million of net maintenance capital. The Partnership ended the second quarter of 2019 with total debt of $261.6 million, which resulted in a leverage ratio of 4.6 times, and $1.5 million of cash.

RECENT DEVELOPMENT
On August 5, 2019, Ergon publicly announced that it submitted to the Board a non-binding proposal pursuant to which Ergon would acquire all common units and preferred units of the Partnership that Ergon and its affiliates do not already own in exchange for $1.35 per common unit and $5.67 per preferred unit. The transaction, as proposed, is subject to a number of contingencies, including the approval of the Conflicts Committee of the Board, the approval by the Partnership’s unitholders, and the satisfaction of any conditions to the consummation of a transaction set forth in any definitive agreement concerning the transaction. There can be no assurance that definitive agreement will be executed or that any transaction will materialize.

CONFERENCE CALL
The Partnership will discuss second quarter 2019 results during a conference call tomorrow, Thursday, August 8, 2019, at 10:00 a.m. CDT (11:00 a.m. EDT). The conference call will be accessible by telephone at 1-888-347-8968. International participants will be able to access the conference call at 1-412-902-4231. An audio replay will be available through the Investors section of the Partnership’s website at http://investor.bkep.com for 30 days.

Additional information regarding the Partnership’s results of operations will be provided in the Partnership’s Quarterly Report on Form 10-Q for the three months ended June 30, 2019, to be filed with the SEC on August 8, 2019.

Results of Operations

The following table summarizes the Partnership’s financial results for the three and six months ended June 30, 2018 and 2019 (in thousands, except per unit data):
BLUEKNIGHT ENERGY PARTNERS, L.P. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per unit data)

	Three Months ended June 30,		Six Months ended June 30,
	2018	2019	2018	2019

Service revenue:
Third-party revenue	$14,103	$15,727	$31,421	$31,613
Related-party revenue	6,063	4,082	12,384	8,301
Lease revenue:
Third-party revenue	10,237	9,819	20,041	19,582
Related-party revenue	7,475	4,812	15,178	9,752
Product sales revenue:
Third-party revenue	45,615	59,636	49,129	118,560
Total revenue	83,493	94,076	128,153	187,808
Costs and expenses:
Operating expense	28,988	25,915	60,123	53,158
Cost of product sales	20,041	20,510	22,678	45,097
Cost of product sales from related party	23,747	36,421	23,747	67,195
General and administrative expense	4,486	2,962	8,707	6,655
Asset impairment expense	—	1,114	616	2,233
Total costs and expenses	77,262	86,922	115,871	174,338
Gain on sale of assets	599	81	363	1,805
Operating income	6,830	7,235	12,645	15,275
Other income (expenses):
Other income	—	268	—	268
Gain on sale of unconsolidated affiliate	—	—	2,225	—
Interest expense	(5,024)	(4,134)	(8,593)	(8,405)
Income before income taxes	1,806	3,369	6,277	7,138
Provision for income taxes	21	13	50	25
Net income	$1,785	$3,356	$6,227	$7,113

Allocation of net income for calculation of earnings per unit:
General partner interest in net income	$28	$53	$259	$158
Preferred interest in net income	$6,279	$6,279	$12,557	$12,558
Net loss available to limited partners	$(4,522)	$(2,976)	$(6,589)	$(5,603)

Basic and diluted net loss per common unit	$(0.11)	$(0.07)	$(0.16)	$(0.13)

Weighted average common units outstanding - basic and diluted	40,324	40,715	40,306	40,696

The table below summarizes the Partnership’s financial results by segment operating margin, excluding depreciation and amortization for the three and six months ended June 30, 2018 and 2019 (dollars in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
(dollars in thousands)	2018	2019	2018	2019	$	%	$	%
Operating margin, excluding depreciation and amortization:
Asphalt terminalling services	$16,718	$13,792	$31,996	$27,308	$(2,926)	(18)%	$(4,688)	(15)%
Crude oil terminalling services	2,179	3,281	5,505	5,871	1,102	51%	366	7%
Crude oil pipeline services	(570)	325	(632)	2,139	895	157%	2,771	438%
Crude oil trucking services	(197)	69	(485)	11	266	135%	496	102%
Total operating margin, excluding depreciation and amortization	$18,130	$17,467	$36,384	$35,329	$(663)	(4)%	$(1,055)	(3)%

Non-GAAP Financial Measures

This press release contains the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow and total operating margin, excluding depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, non-cash equity-based compensation, asset impairment charges, and fees related to asset sale transaction. Distributable cash flow is defined as Adjusted EBITDA minus cash paid for interest, maintenance capital expenditures, cash paid for taxes and fees related to asset sale transaction. Operating margin, excluding depreciation and amortization is defined as revenues from related parties and external customers less operating expenses, excluding depreciation and amortization. The use of Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization should not be considered as alternatives to GAAP measures such as operating income, net income or cash flows from operating activities. Adjusted EBITDA, distributable cash flow and operating margin, excluding depreciation and amortization are presented because the Partnership believes they provide additional information with respect to its business activities and are used as supplemental financial measures by management and external users of the Partnership’s financial statements, such as investors, commercial banks and others to assess, among other things, the Partnership’s operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure. Reconciliations of these measures to their most directly comparable GAAP measures are included in the following tables.

The following table presents a reconciliation of Adjusted EBITDA and distributable cash flow to net income for the periods shown (in thousands, except ratios):

	Three Months ended June 30,		Six Months ended June 30,
	2018	2019	2018	2019
Net income	$1,785	$3,356	$6,227	$7,113
Interest expense	5,024	4,134	8,593	8,405
Income taxes	21	13	50	25
Depreciation and amortization	7,413	6,237	14,779	12,971
Non-cash equity-based compensation	634	284	1,136	593
Asset impairment expense	—	1,114	616	2,233
Fees related to asset sale transaction	555	—	555	—
Adjusted EBITDA	$15,432	$15,138	$31,956	$31,340
Cash paid for interest	(4,474)	(3,784)	(8,147)	(7,973)
Cash paid for income taxes	(144)	(218)	(144)	(218)
Maintenance capital expenditures, net of reimbursable expenditures	(2,243)	(3,079)	(3,835)	(5,129)
Fees related to asset sale transaction	(555)	—	(555)	—
Distributable cash flow	$8,016	$8,057	$19,275	$18,020

Distributions declared (1)	$9,756	$8,085	$22,408	$16,165
Distribution coverage ratio	0.82	1.00	0.86	1.11
(1) Inclusive of preferred and common unit declared cash distributions.

The following table presents a reconciliation of total operating margin, excluding depreciation and amortization to operating income for the periods shown (dollars in thousands):

Operating Results	Three Months ended June 30,		Six Months ended June 30,		Favorable/(Unfavorable)
					Three Months		Six Months
(in thousands)	2018	2019	2018	2019	$	%	$	%
Total operating margin, excluding depreciation and amortization	$18,130	$17,467	$36,384	$35,329	$(663)	(4)%	$(1,055)	(3)%
Depreciation and amortization	(7,413)	(6,237)	(14,779)	(12,971)	1,176	16%	1,808	12%
General and administrative expense	(4,486)	(2,962)	(8,707)	(6,655)	1,524	34%	2,052	24%
Asset impairment expense	—	(1,114)	(616)	(2,233)	(1,114)	N/A	(1,617)	(263)%
Gain (loss) on sale of assets	599	81	363	1,805	(518)	(86)%	1,442	397%
Operating income	$6,830	$7,235	$12,645	$15,275	$405	6%	$2,630	21%

Forward-Looking Statements

This release includes forward-looking statements. Statements included in this release that are not historical facts (including, without limitation, any statements about future financial and operating results, guidance, projected or forecasted financial results, objectives, project timing, expectations and intentions and other statements that are not historical facts) are forward-looking statements. Such forward-looking statements are subject to various risks and uncertainties. These risks and uncertainties include, among other things, uncertainties relating to the Partnership’s debt levels and restrictions in its credit agreement, its exposure to the credit risk of our third-party customers, the Partnership’s future cash flows and operations, future market conditions, current and future governmental regulation, future taxation and other factors discussed in the Partnership’s filings with the Securities and Exchange Commission. If any of these risks or uncertainties materializes, or should underlying assumptions prove incorrect, actual results or outcomes may vary materially from those expected. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

About Blueknight Energy Partners, L.P.

BKEP owns and operates a diversified portfolio of complementary midstream energy assets consisting of:

•	8.8 million barrels of liquid asphalt storage located at 53 terminals in 26 states;

•
6.9 million barrels of above-ground crude oil terminalling facilities located primarily in Oklahoma, approximately 6.6 million barrels of which are located at the Cushing Interchange in Cushing, Oklahoma;

•	646 miles of crude oil pipeline located primarily in Oklahoma and Texas; and

•	60 crude oil transportation vehicles deployed in Oklahoma, Kansas and Texas.

BKEP provides integrated terminalling, gathering and transportation services for companies engaged in the production, distribution and marketing of liquid asphalt and crude oil.  BKEP is headquartered in Tulsa, Oklahoma. For more information, visit the Partnership’s website at www.bkep.com.

Contact:

BKEP Investor Relations, (918) 237-4032
investor@bkep.com
or
BKEP Media Contact:
Brent Gooden, (405) 715-3232 or (405) 818-1900